EXHIBIT 99.1

CASMED Announces Fourth Quarter and Full Year 2011 Financial Results

FORE-SIGHT® Sensor Revenues Increase 42%

Conference Call Begins at 10:00 a.m. ET Today

BRANFORD, Conn., March 6, 2012 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) today reported financial results for the fourth quarter and year ended December 31, 2011. Revenues were $5.3 million for the quarter and $22.5 million for the year. Net loss applicable to common stockholders was ($0.15) per share in the fourth quarter and ($0.51) per share for the year.

Highlights of the fourth quarter and recent weeks include:

  FORE-SIGHT Oximetry sensor revenues increased 42% over the fourth quarter of 2010 and 37% for the full year 2011
  The installed base of FORE-SIGHT units reached 549 as of December 31, 2011, up 40% year-over-year with 38 units added during the fourth quarter
  Patrick Helfrich was appointed as Director of Global Marketing with over 19 years of medical marketing and other experience at Covidien, Tyco and U.S. Surgical
  FORE-SIGHT becomes the first oximeter to receive FDA 510(k) clearance for a specific claim for monitoring the abdominal tissue of newborns weighing under four kilograms

Full year 2011 highlights include:

  CASMED fills its top 5 sales and marketing management positions with experienced professionals
  FORE-SIGHT US distribution expanded and upgraded to 47 people from 29 at year end 2010
  The number of scientific publications regarding the use of FORE-SIGHT oximetry reached 175, with 49 new publications issued in 2011 and another 19 publications issued to date in 2012
  The Company raised $13.8 million of investment capital in June from Thomas McNerney and Partners to support its growth initiatives
  CASMED more than doubled R&D spending in 2011 versus the prior year to 16% of sales. Development programs include new product initiatives in our Traditional Monitoring segment, expanded FORE-SIGHT applications and improved gross margins

Management Commentary

"The past year has been transformational for our Company," commented Thomas M. Patton, President and Chief Executive Officer of CAS Medical Systems ("CASMED"). With a new management team in place, we began executing on our new initiatives to increase the growth and utilization of the FORE-SIGHT product line particularly through investment in our sales and marketing infrastructure."

"Oxygen desaturation in cerebral tissue is a common and serious problem during surgical procedures," continued Mr. Patton, "and we believe that FORE-SIGHT is the most accurate oximeter that provides absolute values to guide clinicians in their care of patients.  Given the high quality of the FORE-SIGHT system and the clear medical need it serves, we believe that our investment in the expansion and support of our field sales force is warranted and is gaining momentum. We expect that this investment will cause our installed base of monitors and our disposable sensor sales to continue to grow throughout the coming year."

Financial Results

For the fourth quarter of 2011, the Company reported total revenues of $5.3 million, a reduction of $0.6 million, or 9%, from the fourth quarter of 2010. Total FORE-SIGHT Oximetry revenues were $1.7 million, up 35% over the prior year including FORE-SIGHT disposable sensor revenues of $1.3 million, which were up 42% over the prior year. All other revenues, including Traditional Monitoring products and discontinued products totaled $3.6 million for the fourth quarter of 2011, a decline of $1.0 million, or 21%, from the fourth quarter of the prior year.

Total revenues for 2011 were $22.5 million, a decline of $1.6 million, or 7%, from the $24.1 million reported for 2010. Total FORE-SIGHT oximetry revenues were $6.3 million, up $1.1 million, or 22%, over the $5.2 million reported for 2010. FORE-SIGHT disposable sensor revenues were $4.8 million in 2011, up 37% over the prior year. All other revenues totaled $16.2 million for 2011, a decrease of $2.7 million, or 15%, from the $18.9 million reported for 2010. The decrease was primarily associated with reductions in sales of the Company's OEM technology products and sales of vital signs monitors.

The net loss applicable to common stockholders for the fourth quarter of 2011 was $2.0 million, or ($0.15) per basic and diluted share, compared with a net loss applicable to common stockholders of $1.0 million or ($0.08) per basic and diluted share for the fourth quarter of 2010. For the full year 2011, the Company reported a net loss applicable to common stockholders of $6.7 million or ($0.51) per basic and diluted share, compared with a net loss applicable to common stockholders of $1.3 million or ($0.11) per basic and diluted share for 2010.

The Company's cash and short-term investments as of December 31, 2011 totaled $13.9 million, compared to $4.5 million as of December 31, 2010, with the increase attributable to the $13.8 million in net proceeds from the private placement of preferred stock during June of 2011.

Conference Call Information

CASMED will host a conference call on March 6, 2012 at 10:00 a.m. (ET) to discuss fourth quarter and full year 2011 results. Participants on the call will be Thomas Patton, President and CEO, and Jeffery Baird, CFO.

To participate in the call please dial (866) 239-5859 (domestic) or (702) 495-1913 (international). A live audio webcast of the conference call will also be available on the Company's website and by using the following link: http://investor.shareholder.com/media/eventdetail.cfm?eventid=110554&CompanyID=CASM&e=1&mediaKey=59D0CE847AFA773482F32059AF8D6B25.

A telephone replay will be available by dialing (855) 859-2056 (domestic) and (404) 537-3406 (International) from 11:00 a.m. (ET) March 6th until midnight on March 12th. Please use access code 56054458. An archive of the webcast will be available for 30 days.

About CASMED® - Monitoring What's Vital

CASMED is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeter is the only cerebral oximeter available with FDA clearance for non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for all patients, regardless of age or weight.  Direct monitoring of tissue oxygenation provides a unique and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygenation of the brain and other tissues thereby allowing them to intervene appropriately in the care of their patients. In addition to FORE-SIGHT Oximeters and accessories, the Company provides a line of bedside patient vital signs monitoring products, proprietary non-invasive blood pressure monitoring solutions for OEM use, neonatal intensive care supplies, and service. CASMED products are designed to meet the needs of a full spectrum of patient populations worldwide, ranging from adults to pediatrics and neonates.

For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders and competitors and other risks detailed in the Company's Form 10-K for the year ended December 31, 2010 and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF INCOME
Unaudited

	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010

Revenues	$ 5,304,432	$ 5,857,621	$ 22,450,567	$ 24,086,011

Costs and Expenses:
Cost of Products Sold	3,202,212	3,681,222	13,892,572	14,128,200
Gross Profit	2,102,220	2,176,399	8,557,995	9,957,811

Research and Development	1,011,372	283,654	3,525,078	1,689,167
Selling, General and Administrative	2,801,372	2,501,604	11,509,670	9,956,638
Operating Expenses	3,812,744	2,785,258	15,034,748	11,645,805

Operating Loss	(1,710,524)	(608,859)	(6,476,753)	(1,687,994)

Other (Income) Expense , Net	(12,987)	1,831	(26,738)	59,927

Loss From Continuing Operations
Before Income Taxes	(1,697,537)	(610,690)	(6,450,015)	(1,747,921)

Income Taxes/(Benefit)	(5,374)	120,478	(124,763)	(147,923)
Loss From Continuing Operations	(1,692,163)	(731,168)	(6,325,252)	(1,599,998)
Income (Loss) From Discontinued Operations	10,433	(280,856)	242,188	294,921
Net Loss	(1,681,730)	(1,012,024)	(6,083,064)	(1,305,077)

Preferred Stock Dividends	268,840		631,143
Net Loss Applicable to Common Stockholders	$ (1,950,570)	$ (1,012,024)	$ (6,714,207)	$ (1,305,077)

Per Share Basic and Diluted Income (loss)
Applicable to Common Stockholders:
Continuing Operations	$ (0.15)	$ (0.06)	$ (0.53)	$ (0.13)
Discontinued Operations	0.00	(0.02)	0.02	0.02
Net Loss	$ (0.15)	$ (0.08)	$ (0.51)	$ (0.11)

Weighted Average Common Shares Outstanding --
Basic and Diluted	13,174,680	12,926,391	13,104,245	12,175,812

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
UNAUDITED

	December 31,	December 31,
	2011	2010

Cash and cash equivalents	$ 11,387,300	$ 4,492,690
Short-term investments	2,490,587	--
Accounts receivable	2,535,331	2,606,616
Inventories	3,276,568	4,812,965
Other current assets	299,620	323,842
Total current assets	19,989,406	12,236,113

Property and equipment	7,712,998	7,053,896
Less accumulated depreciation	(5,583,358)	(5,244,819)
	2,129,640	1,809,077

Intangible and other assets, net	704,648	651,626
Total assets	$ 22,823,694	$ 14,696,816

Accounts payable	1,340,488	2,283,906
Accrued expenses	1,443,367	909,331
Total current liabilities	2,783,855	3,193,237

Other liabilities	211,159	211,159
Deferred gain on sale of facilities	764,789	899,426
Total liabilities	3,759,803	4,303,822

Series A convertible preferred stock	8,802,000	--
Series A exchangeable preferred stock	5,135,640	--
Common stock	54,805	54,302
Additional paid-in capital	10,930,927	10,002,600
Treasury stock	(101,480)	(101,480)
(Accumulated deficit)/retained earnings	(5,758,001)	437,572
Stockholders' equity	19,063,891	10,392,994

Total liabilities & stockholders' equity	$ 22,823,694	$ 14,696,816
CONTACT: Company Contact
         CAS Medical Systems, Inc.
         Jeffery Baird
         Chief Financial Officer
         203-315-6303
         ir@casmed.com

         Investors
         LHA
         Kim Sutton Golodetz (kgolodetz@lhai.com)
         (212) 838-3777
         Bruce Voss (bvoss@lhai.com)
         (310) 691-7100
         @LHA_IR_PR